SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                                NeuroMetrix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    641255104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]          Rule 13d-1(b)

        [ ]          Rule 13d-1(c)

        [X]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 12 Pages
                            Exhibit Index on Page 11

---------------------------------------------------------- ------------------- --------------------------------------
CUSIP NO. 641255104                                               13 G                  Page 2 of 12 Pages
---------------------------------------------------------- ------------------- --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi Ventures IV, L.P. ("DV IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                   (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

---------------------------------------------------------- ------------------- --------------------------------------
CUSIP NO. 641255104                                               13 G                  Page 3 of 12 Pages
---------------------------------------------------------- ------------------- --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi BioInvestments IV, L.P. ("DBI IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                   (a)            (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

---------------------------------------------------------- ------------------- --------------------------------------
CUSIP NO. 641255104                                               13 G                  Page 4 of 12 Pages
---------------------------------------------------------- ------------------- --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi Management Partners IV, L.L.C. ("DMP IV")
                                 Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)           (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

---------------------------------------------------------- ------------------- --------------------------------------
CUSIP NO. 641255104                                               13 G                  Page 5 of 12 Pages
---------------------------------------------------------- ------------------- --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James J. Bochnowski ("Bochnowski")
                                 Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                   (a)           (b)  X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                                  U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

---------------------------------------------------------- ------------------- --------------------------------------
CUSIP NO. 641255104                                               13 G                  Page 6 of 12 Pages
---------------------------------------------------------- ------------------- --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      David L. Douglass ("Douglass")
                                 Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                   (a)           (b)  X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

---------------------------------------------------------- ------------------- --------------------------------------
CUSIP NO. 641255104                                               13 G                  Page 7 of 12 Pages
---------------------------------------------------------- ------------------- --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Donald J. Lothrop ("Lothrop")
                                 Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                   (a)         (b)  X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                                             Page 8 of 12 Pages


          This Amendment No. 1 amends the previous statement on Schedule 13G filed by Delphi Ventures IV, L.P., a Delaware limited partnership ("DV IV"), Delphi BioInvestments IV, L.P., a Delaware limited partnership ("DBI IV"), Delphi Management Partners IV, L.L.C., a Delaware limited liability company ("DMP IV") and the general partner of DV IV and DBI IV, James J. Bochnowski ("Bochnowski"), David L. Douglass ("Douglass") and Donald J. Lothrop ("Lothrop"), the managing members of DMP IV. The foregoing entities and individuals are collectively referred to as the "Reporting Persons". Only those items as to which there has been a change are included in this Amendment No. 1.

          DMP IV is the general partner of DV IV and DBI IV and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DV IV and DBI IV. Bochnowski, Douglass and Lothrop are the managing members of DMP IV and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by DV IV and DBI IV.

ITEM 4.   OWNERSHIP:
          ----------

          The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2005

                (a) Amount beneficially owned:
                    --------------------------

                See Row 9 of cover page for each Reporting Person.

                (b) Percent of Class:
                    -----------------

                See Row 11 of cover page for each Reporting Person.

                (c) Number of shares as to which such person has:
                    ---------------------------------------------

                         (i)  Sole power to vote or to direct the vote:
                              -----------------------------------------

                               See  Row  5 of  cover  page  for  each  Reporting
                               Person.

                         (ii) Shared power to vote or to direct the vote:
                              -------------------------------------------

                               See  Row  6 of  cover  page  for  each  Reporting
                               Person.

                         (iii) Sole   power  to   dispose   or  to  direct   the
                               -------------------------------------------------
                               disposition of:
                               ---------------

                               See  Row  7 of  cover  page  for  each  Reporting
                               Person.

                         (iv) Shared   power  to   dispose   or  to  direct  the
                              --------------------------------------------------
                              disposition of:
                              ---------------

                               See  Row  8 of  cover  page  for  each  Reporting
                               Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

                                                             Page 9 of 12 Pages


                                   SIGNATURES
                                   ----------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February __, 2006


                                     DELPHI VENTURES IV, L.P., a Delaware
                                       Limited Partnership


                                     By:  Delphi Management Partners IV, L.L.C.,
                                          a Delaware Limited Liability Company
                                          Its General Partner



                                     By:    /s/ James J. Bochnowski
                                            ------------------------------------
                                            James J. Bochnowski
                                            Member


                                     DELPHI BIOINVESTMENTS IV, L.P.,
                                       a Delaware Limited Partnership

                                     By:  Delphi Management Partners IV, L.L.C.,
                                          a Delaware Limited Liability Company
                                          Its General Partner



                                     By:    /s/ James J. Bochnowski
                                            ------------------------------------
                                            James J. Bochnowski
                                            Member


                                     DELPHI MANAGEMENT PARTNERS IV, L.L.C.,
                                       a Delaware Limited Liability Company


                                     By:    /s/ James J. Bochnowski
                                            ------------------------------------
                                            James J. Bochnowski
                                            Member

                                                             Page 10 of 12 Pages


                                     JAMES J. BOCHNOWSKI


                                     By:     /s/ James J. Bochnowski
                                            ------------------------------------
                                            James J. Bochnowski


                                     DAVID L. DOUGLASS


                                     By:    /s/ David L. Douglass
                                            ------------------------------------
                                            David L. Douglass


                                     DONALD J. LOTHROP


                                          By:    /s/ Donald J. Lothrop
                                                 -------------------------------
                                                 Donald J. Lothrop

                                                             Page 11 of 12 Pages


                                  EXHIBIT INDEX
                                  -------------


                                                            Found on
                                                          Sequentially
Exhibit                                                   Numbered Page
-------                                                   -------------

Exhibit A:  Agreement of Joint Filing                          12

                                                             Page 12 of 12 Pages


                                    EXHIBIT A
                                    ---------


                            Agreement of Joint Filing
                            -------------------------


     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of NeuroMetrix, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February __, 2006

February __, 2006                  DELPHI MANAGEMENT PARTNERS IV, L.L.C.,
                                   a Delaware Limited Liability Company


                                   By:    /s/ James J. Bochnowski
                                         ------------------------------------
                                         James J. Bochnowski, Member


February __, 2006                  DELPHI VENTURES IV, L.P.,
                                   a Delaware Limited Partnership

                                   By:   Delphi Management Partners IV, L.L.C.,
                                         a Delaware Limited Liability Company
                                         Its General Partner


                                   By:    /s/ James J. Bochnowski
                                         ------------------------------------
                                         James J. Bochnowski, Member


February __, 2006                  DELPHI BIOINVESTMENTS IV, L.P.,
                                   a Delaware Limited Partnership

                                   By:   Delphi Management Partners IV, L.L.C.,
                                         a Delaware Limited Liability Company
                                         Its General Partner


                                   By:   /s/ James J. Bochnowski
                                         ------------------------------------
                                         James J. Bochnowski, Member


February __, 2006                  By:    /s/ James J. Bochnowski
                                         ------------------------------------
                                         James J. Bochnowski


February __, 2006                  By:   /s/ David L. Douglass
                                         ------------------------------------
                                         David L. Douglass


February __, 2006                  By:    /s/ Donald J. Lothrop
                                         ------------------------------------
                                         Donald J. Lothrop